FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY EXPECTS TO REPORT IMPROVED FISCAL YEAR 2007 REVENUE AND OPERATING RESULTS

Company Files for Extension of Annual Report on Form 10-K

SAN DIEGO, CA, December 17, 2007 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leader in the innovation and production of directed sound products and technologies, today announced that it expects to report improved fiscal year 2007 revenue and operating results. The Company also announced it has filed for an extension of its Form 10-K for the period ended September 30, 2007. ATC filed the extension due to the October 10, 2007 change in independent registered accounting firms. ATC expects to file its Annual Report on Form 10-K, along with the audited financial statements, on or before December 29, 2007.

Based on preliminary unaudited numbers, revenues for fiscal 2007 are estimated to increase 10% to $9.9 million compared to $9.0 million for fiscal 2006. The expected increase in fiscal year 2007 revenues reflects a 37% increase in LRAD revenues over fiscal 2006 due primarily to expanded sales distribution. The fiscal 2007 revenue amount is slightly lower than ATC's earlier estimate of $10.0 million because the Company was unable to recognize a $286,000 mid-September LRAD shipment that did not meet revenue recognition criteria until October. Gross profit for fiscal 2007 is estimated to be $3.4 million or 34% of revenues, compared to $2.9 million, or 32% of revenues, for the fiscal year prior. The Company expects to report a significant decrease in selling, general and administrative expenses and a significant decrease in operating loss and net loss for the fiscal year ended September 30, 2007.

Fiscal 2007 Key Developments

    The Company focused on improving product performance and product quality resulting in a reduction of warranty expense and higher customer satisfaction.
    In January 2007, ATC introduced its proprietary LRAD-R system, which can be remotely operated across an IP network and features a pan/tilt system for precise audio targeting. The system can be upgraded and integrated with other sensors to increase functionality.
    In March 2007, ATC shipped its first LRAD-R for deployment by the U.S. Navy.
    In May 2007, the U.S. Navy and U.S. Army selected the Company's enhanced LRAD 500 as their acoustic hailing and warning device (AHD) for small vessels and vehicles.
    In June 2007, ATC made its first deliveries of LRAD-R to the oil and gas industry through customer, L-3 Communications.
    In September 2007, the U.S. Navy selected ATC's enhanced LRAD 1000 as its AHD for Block 0 of the Shipboard Protection System.
    During fiscal 2007, the Company expanded both its direct sales efforts through large defense and security-related firms and its international marketing activities. Shipments of LRAD orders to Australia, Singapore, Korea, Russia, Israel, the U.K., the E.U., China, and the U.S. military indicate a growing market for LRAD products and systems.

"In fiscal 2007, we successfully built the foundation for growing our directed sound applications and business," said Tom Brown, president and chief executive officer of American Technology Corporation. "While LRAD orders will continue to drive revenue growth in 2008, we also expect HSS and NeoPlanar products to contribute more revenue than last year based on new business relationships we have established."

"We expect significant revenue growth in fiscal 2008 led by growing LRAD shipments to public and private security firms, the gas and oil industry, and U.S. and international government and military organizations," added Brown. "We look forward to addressing our business and discussing our financial results for fiscal 2007 on a conference call that will be scheduled after our Form 10-K filing."

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound by providing directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's Long Range Acoustic Device (LRAD), HyperSonic Sound, and NeoPlanar product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the company's Form 10-K for the year ended September 30, 2006 and the company's Form 10-Q for the quarter ended June 30, 2007. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com